Exhibit 99.1

Robert Musslewhite Joins Definitive Healthcare as President

FRAMINGHAM, MA — (October 7, 2021) – Definitive Healthcare (Nasdaq: DH), an industry leader in healthcare commercial intelligence, today announced that Robert Musslewhite has joined the company as President, a newly created role on the company’s Executive Leadership Team.

“Robert’s combination of deep healthcare expertise and knowledge of how to grow data-driven SaaS software companies will be a tremendous asset for Definitive Healthcare,” said Jason Krantz, founder and CEO of Definitive Healthcare. “After working with Robert on our board for the past several months, I was impressed with his skills, insight and passion. I’m delighted that he accepted our invitation to join our Executive Leadership Team. His addition will add scale and capacity to our team during a period of rapid growth.”

Most recently, Musslewhite served as Chief Executive Officer of OptumInsight, the health services business of Optum, connecting the health care system with analytics, platforms and services designed to make clinical and administrative processes easier and more efficient. He joined Optum in November 2017 following Optum’s acquisition of The Advisory Board Company, a publicly traded company that provided best practices research and software to the healthcare provider market, where Musslewhite served as Chairman and Chief Executive Officer. Prior to Advisory Board, Musslewhite was an Associate Principal with McKinsey & Company.

“With a total addressable market of more than $10 billion, and a highly differentiated SaaS platform, Definitive Healthcare is well positioned for the future and is poised to make a tremendous positive impact within the healthcare industry,” said Musslewhite. “I can’t wait to dive in with the team to bring the next set of healthcare commercial intelligence solutions to market.”

Musslewhite currently serves as a member of the Definitive Healthcare Board of Directors. Musslewhite also serves on the Boards of Directors of CoStar Group (Nasdaq: CSGP) and Ascend Learning. He is a member of the Economics Club of Washington D.C., and he recently completed service as Chair of the Board of Governors of St. Albans School. Musslewhite received a J.D. from Harvard Law School and an A.B. in Economics from Princeton University.

About Definitive Healthcare

At Definitive Healthcare, our passion is to transform data, analytics and expertise into healthcare commercial intelligence. We help clients uncover the right markets, opportunities and people, so they can shape tomorrow’s healthcare industry. Our SaaS platform creates new paths to commercial success in the healthcare market, so companies can identify where to go next.

Media Contact:

Danielle Johns

djohns@definitivehc.com

Investor Relations Contact:

Brian Denyeau

brian.denyeau@icrinc.com